Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 20, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 31, 2020 was $41.6 million, or $0.85 per share ($0.85 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 31, 2020 increased 12.0 percent to $251.0 million from net sales of $224.1 million for the prior year 13-week fiscal quarter ended November 2, 2019. Comparable store net sales for the 13-week period ended October 31, 2020 increased 12.4 percent from comparable store net sales for the prior year 13-week period ended November 2, 2019. Online sales increased 72.5 percent to $46.4 million for the 13-week period ended October 31, 2020, compared to net sales of $26.9 million for the 13-week period ended November 2, 2019.

Net sales for the 39-week fiscal period ended October 31, 2020 decreased 7.4 percent to $582.4 million from net sales of $629.3 million for the prior year 39-week fiscal period ended November 2, 2019. Comparable store net sales for the 39-week period ended October 31, 2020 decreased 7.1 percent from comparable store net sales for the prior year 39-week period ended November 2, 2019. Online sales increased 67.3 percent to $124.4 million for the 39-week period ended October 31, 2020, compared to net sales of $74.4 million for the 39-week period ended November 2, 2019.

Net income for the third quarter of fiscal 2020 was $41.6 million, or $0.85 per share ($0.85 per share on a diluted basis), compared with $26.0 million, or $0.54 per share ($0.53 per share on a diluted basis) for the third quarter of fiscal 2019.

Net income for the 39-week fiscal period ended October 31, 2020 was $64.5 million, or $1.32 per share ($1.32 per share on a diluted basis), compared with $57.5 million, or $1.18 per share ($1.18 per share on a diluted basis) for the 39-week period ended November 2, 2019.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter. To participate in the call, please call (844) 291-6362 for domestic calls or (234) 720-6995 for international calls and reference the conference code 9346005. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EST by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 8449047.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states. As of the end of the fiscal quarter, it operated 446 stores in 42 states compared with 449 stores in 42 states at the end of the third quarter of fiscal 2019.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

SALES, Net of returns and allowances	$251,005	$224,121	$582,443	$629,251

COST OF SALES (Including buying, distribution, and occupancy costs)	134,055	130,587	345,286	380,367

Gross profit	116,950	93,534	237,157	248,884

OPERATING EXPENSES:
Selling	52,894	51,282	124,655	146,426
General and administrative	9,930	8,942	29,026	30,812
	62,824	60,224	153,681	177,238

INCOME FROM OPERATIONS	54,126	33,310	83,476	71,646

OTHER INCOME, Net	1,020	1,105	1,998	4,446

INCOME BEFORE INCOME TAXES	55,146	34,415	85,474	76,092

INCOME TAX EXPENSE	13,511	8,431	20,941	18,642

NET INCOME	$41,635	$25,984	$64,533	$57,450

EARNINGS PER SHARE:
Basic	$0.85	$0.54	$1.32	$1.18

Diluted	$0.85	$0.53	$1.32	$1.18

Basic weighted average shares	48,714	48,549	48,718	48,550
Diluted weighted average shares	48,987	48,809	48,941	48,768

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 31, 2020	February 1, 2020 (1)	November 2, 2019

CURRENT ASSETS:
Cash and cash equivalents	$331,923	$220,969	$213,836
Short-term investments	7,410	12,532	31,946
Receivables	1,763	3,136	9,432
Inventory	118,707	121,258	138,879
Prepaid expenses and other assets	21,749	20,935	22,195
Total current assets	481,552	378,830	416,288

PROPERTY AND EQUIPMENT	451,708	452,205	453,859
Less accumulated depreciation and amortization	(349,411)	(338,357)	(336,098)
	102,297	113,848	117,761

OPERATING LEASE RIGHT-OF-USE ASSETS	287,197	350,088	340,417
LONG-TERM INVESTMENTS	16,729	15,863	15,710
OTHER ASSETS	10,104	9,261	7,939

Total assets	$897,879	$867,890	$898,115

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$57,629	$26,491	$44,771
Accrued employee compensation	23,611	22,929	18,122
Accrued store operating expenses	23,096	17,837	21,539
Gift certificates redeemable	12,093	15,319	12,688
Current portion of operating lease liabilities	78,860	87,314	81,541
Income taxes payable	7,994	2,751	—
Total current liabilities	203,283	172,641	178,661

DEFERRED COMPENSATION	16,729	15,863	15,410
NON-CURRENT OPERATING LEASE LIABILITIES	235,463	290,238	286,706
Total liabilities	455,475	478,742	480,777

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,407,731 shares at October 31, 2020, 49,205,681 shares at February 1, 2020, and 49,223,811 shares at November 2, 2019	494	492	492
Additional paid-in capital	155,778	152,258	151,383
Retained earnings	286,132	236,398	265,463
Total stockholders’ equity	442,404	389,148	417,338

Total liabilities and stockholders’ equity	$897,879	$867,890	$898,115

(1) Derived from audited financial statements.